Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS FIRST QUARTER 2011 RESULTS

Company maintains 2011 guidance in a range between $1.25 and $1.40

TAMPA, May 3, 2011 — TECO Energy, Inc. (NYSE:TE) today reported first quarter 2011 net income of $51.7 million or $0.24 per share, compared to $55.8 million or $0.26 per share in the first quarter of 2010. First quarter results in 2010 were reduced by a $16.2 million charge for early debt retirement and a $0.9 million charge related to the 2009 restructuring. These are discussed in the non-GAAP results section below and the Results Reconciliation table later in this release.

TECO Energy President and CEO John Ramil said, “Solid performance by our operating companies this first quarter has us on track to deliver the strong results we are expecting this year. Our coal company is benefiting from better selling prices for its specialty coals, and we expect even better pricing on our contracts for the balance of the year. In addition, our Florida utilities are benefiting from a recovering economy as unemployment declines and home sales increase.”

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described following the table. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP discussion below are after tax, unless otherwise noted.

Results Comparisons

	3 months ended Mar. 31		12 months ended Mar. 31
(millions)	2011	2010	2011	2010
Net income attributable to TECO Energy	$51.7	$55.8	$234.9	$235.0
Non-GAAP Results	$51.7	$72.9	$254.3	$273.3

There were no non-GAAP adjustments to net income in the first quarter of 2011. First quarter 2010 non-GAAP results excluded $16.2 million of early debt retirement charges and the final $0.9 million of restructuring charges related to the 2009 restructuring. The $16.2 million charge represents premiums and costs associated with the early retirement of $300 million of TECO Energy and TECO Finance notes having original maturities in 2011 and 2012. (See the Results Reconciliation table.)

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information

	3 months ended Mar. 31		12 months ended Mar. 31
(in millions)	2011	2010	2011	2010
Net Income (loss)
Tampa Electric	$31.6	$48.1	$192.3	$190.0
Peoples Gas System	14.7	17.9	30.9	38.6
TECO Coal	8.2	16.8	44.4	46.1
TECO Guatemala	6.3	10.4	37.6	35.8
Parent/other	(9.1)	(37.4)	(70.3)	(75.5)

Net income attributable to TECO Energy	$51.7	$55.8	$234.9	$235.0

Operating Company Results

All amounts included in the operating company and Parent/other results discussions are after tax, unless otherwise noted.

Due to an accounting rule change related to variable interest entities (VIEs), effective Jan. 1, 2010 the San José and Alborada power stations at TECO Guatemala were consolidated in the financial statements of TECO Energy. Prior periods have not been restated to reflect this change, which did not affect net income.

Tampa Electric

Net income for the first quarter was $31.6 million, compared with $48.1 million for the same period in 2010. Results for the quarter reflected lower energy sales as a result of more normal weather compared to 2010, which was the coldest winter in the Tampa area in 40 years. Results for the quarter also reflected lower operations and maintenance expenses discussed below. Net income included $0.3 million of Allowance for Funds Used During Construction (AFUDC) — equity, which represents allowed equity cost capitalized to construction costs, compared with $1.0 million in the 2010 period.

Total heating and cooling degree days were 2% above normal in 2011, but 27% below 2010 levels. Although degree days were slightly above normal, periods of cold and warm weather during the first quarter were not sustained long enough to generate typical first quarter load. First quarter base revenues were $28 million lower than 2010, primarily reflecting the milder weather and the voluntary conservation that typically occurs during periods without extreme weather. The average number of customers increased 0.6% in the 2011 first quarter as a result of improvements in the Florida economy and Tampa area housing market.

Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing cycle measurement, decreased 11.2% in the first quarter of 2011 compared to the same period in 2010. The first quarter energy sales shown on the statistical summary that accompanies this earnings release reflect the higher sales associated with the late December cold weather that are included in 2011 energy sales due to the timing of billing cycles. Lower retail energy sales were driven by lower sales to the weather-sensitive residential customers and lower sales to industrial-phosphate customers due to increased self-generation. In addition, an industrial-phosphate customer experienced an outage on its own generating unit in the first quarter of 2010, which returned to service last year.

Operations and maintenance expense, excluding all FPSC-approved cost recovery clauses, decreased $2.4 million in the first quarter of 2011, compared to the same period in 2010, reflecting higher generating system maintenance expenses and higher expenses to operate the distribution system, which were more than offset by lower accruals for performance-based incentive compensation for all employees. Depreciation and amortization expense increased due to additions to facilities to serve customers.

Peoples Gas

Peoples Gas reported net income of $14.7 million for the first quarter, compared to $17.9 million in the same period in 2010. In 2010, pretax base revenues included an approximate $10.0 million benefit due to the unusually cold winter weather. Quarterly results reflect a 0.8% higher average number of customers due to improvements in the Florida economy and housing markets. Total therm sales decreased 8%, driven by a 21% decrease in sales to weather sensitive residential customers from more normal winter weather. Higher therm sales to industrial customers reflect generally higher usage by those customers and a previously idled customer returning to service. Gas transported for power generation customers and off-system sales decreased in 2011 compared to the first quarter of 2010 when extremely cold weather drove higher energy demand. Non-fuel operations and maintenance expense increased slightly compared to 2010 levels due to higher self-insurance reserves, partially offset by lower accruals for performance-based incentive compensation for all employees. Results also reflect slightly higher depreciation expense due to routine plant additions.

TECO Coal

TECO Coal reported first quarter net income of $8.2 million, compared to $16.8 million in the same period in 2010. Results in 2010 included a $3.3 million benefit from the settlement of state income tax issues recorded in prior years.

In 2011, first quarter sales were 2.1 million tons, the same as in the first quarter of 2010. Results reflected an average net per-ton selling price, excluding transportation allowances, of more than $81 per ton, more than 6% higher than in 2010. The first quarter selling price reflects the shipments of specialty coal sold to European customers with an April 2010 through March 2011 contract cycle. These first quarter sales will be replaced at higher selling prices for the remainder of the year as noted by the expected full-year average selling price of $88 per ton reflected in the 2011 Guidance section of this release. In the first quarter of 2011, the all-in total per-ton cost of production was $76, compared to $68 per ton in the 2010 period, and within the cost guidance range previously provided. Costs in the first quarter reflect higher contract miner costs; higher surface mining costs as a result of trucking coal and overburden further due to delays in obtaining new surface mine permits; higher royalty and severance fees, which are related to selling costs; and higher safety related costs due to increased mine inspection activities. TECO Coal’s effective income tax rate in the first quarter of 2011 was 16%, compared to 23%, excluding the effect of the state income tax settlement, in the 2010 period.

TECO Guatemala

TECO Guatemala reported first quarter net income of $6.3 million in 2011, compared to $10.4 million in the 2010 period. The 2011 first quarter results reflect the absence of net income from DECA II (sold in October 2010), which was $3.2 million in 2010, and the $2.0 million lower capacity payments related to the Alborada contract extension, which became effective in September 2010. Results also reflect the normal seasonal higher spot energy sales from the San José Power Station due to lower power supplies from hydro-electric sources. Margins on spot energy sales improved driven by the current high cost of residual fuel oil, which sets the market clearing price. Results also reflect normal capacity payments for the San José Power Station, compared to the first quarter of 2010 when the capacity payments were reduced by $2.0 million under the power sales contract due to unplanned outages in 2009.

Parent / Other

Parent/other cost in the first quarter was $9.1 million, compared to a cost of $37.4 million for the 2010 period. There were no first quarter non-GAAP costs in 2011. First quarter 2010 non-GAAP results for Parent/other were a cost of $20.3 million, which excluded a $16.2 million charge related to the early debt retirement previously described and a $0.9 million charge related to the 2009 restructuring activities (see the Results Reconciliation table). Results in 2011 reflect $3.9 million lower interest expense as a result of the 2010 debt retirement and restructuring actions. Results in 2010 included a $5.2 million negative valuation adjustment to foreign tax credits based on estimated foreign source income and projected timing of the utilization of the net operating loss carry forwards, and a $1.1 million charge to adjust deferred tax balances related to the Medicare Part D subsidies as a result of the Patient Protection and Affordable Care Act.

Cash and Liquidity

The table below sets forth the Mar. 31, 2011 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Finance and Tampa Electric Company credit facilities.

Balances as of Mar. 31, 2011

(millions)	Consolidated	Tampa Electric Company	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	7.4	0.7	—	6.7

Available credit facilities	667.6	474.3	—	193.3
Cash and short-term investments	89.5	27.2	39.4	22.9

Total liquidity	$757.1	$501.5	$39.4	$216.2

2011 Guidance and Business Drivers

TECO Energy is maintaining its 2011 earnings per share guidance range between $1.25 and $1.40, excluding charges and gains, and is updating its business drivers as discussed below.

Tampa Electric and Peoples Gas expect to earn their respective allowed returns on equity authorized in their 2009 base rate proceedings. Tampa Electric expects customer growth to continue to be in line with the trends experienced in 2010; however, due to the unusual weather experienced in 2010, it expects lower energy sales in 2011 assuming normal weather. In 2010, weather added between $30 and $40 million to pretax base revenue at Tampa Electric. Also in 2010, Tampa Electric reduced base revenue $24 million as a one-time item under its regulatory agreement approved by the FPSC. Peoples Gas expects slower customer growth than Tampa Electric due to the more severe impact of the housing market situation in some of the areas served by Peoples Gas.

TECO Coal now has its expected 2011 sales of between 8.5 and 9.0 million tons contracted at an average selling price across all products of more than $88 per ton. The quarterly selling price will average more than $90 per ton over the remainder of the year due to the first quarter completion of shipments of tons to European customers under contracts signed in 2010. The 2011 product mix is expected to be about 45% specialty coal, which includes stoker, metallurgical and PCI coals, and the remainder utility steam coal. The cost of production is expected to be in a range between $74 and $78 per ton due to higher contract miner costs, higher safety related costs, higher royalties and severance costs, which are a function of selling price, and higher surface mining cost, primarily due to longer hauling distances as a result of delays in the issuance of permits. TECO Coal’s effective income tax rate is expected to be about 25% for the full year.

The guidance assumes normal operations for the Alborada and San José power stations in Guatemala. TECO Guatemala extended the power sales contract for the Alborada Power Station for five years at rates approximately 55%, or $7.0 million after tax on an annual basis, below the previous contract level effective Sep. 14, 2010. TECO Guatemala’s results will reflect the absence of earnings from DECA II, which was sold in October 2010. Prior to the sale, DECA II contributed $13.1 million to 2010 net income at TECO Guatemala.

Parent / other interest cost in 2011 will reflect the December 2010 early retirement of $236 million of TECO Energy and TECO Finance notes due in 2012, and the repayment of $64 million of notes May 1, 2011.

This guidance is provided in the form of a range to allow for varying outcomes with respect to important variables, such as the strength of the economic and housing market recovery in Florida, weather and customer usage at the Florida utilities, and margins at TECO Coal.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after elimination of the effects of certain identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation

(millions)	3 months ended Mar. 31		12 months ended Mar. 31
	2011	2010	2011	2010
GAAP net income attributable to TECO Energy	$51.7	$55.8	$234.9	$235.0

Add debt retirement costs	—	16.2	17.3	16.2
Add taxes on repatriated cash	—	—	24.9	—
Exclude gain on sale of DECA II	—	—	(21.0)	—
Exclude recovery of fees related to McAdams Power Station sale	—	—	(1.8)	—
Add project development cost write-off	—	—	—	5.2
Add restructuring charges	—	0.9	—	16.7
Add valuation adjustment on auction rate securities	—	—	—	0.2
Total charges and gains	—	17.1	19.4	38.3

Non-GAAP results(1)	$51.7	$72.9	$254.3	$273.3

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts that are included or excluded from the most directly comparable GAAP measure.

Conference call information

As previously announced, TECO Energy will conduct a Webcast and conference call with the financial community at 5:00 pm Eastern time on May 3, 2011 covering its first quarter results and its outlook for the remainder of 2011. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an energy-related holding company. Its principal subsidiary, Tampa Electric Company, is a regulated utility in Florida with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries include TECO Coal, which owns and operates coal production facilities in Kentucky and Virginia, and TECO Guatemala, which is engaged in electric power generation and energy-related businesses in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions affecting energy sales at the utility companies; economic conditions, both national and international, affecting the Florida economy and demand for TECO Coal ‘s production; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes; operating conditions, commodity prices, operating cost and environmental or safety rule changes affecting the production levels and margins at TECO Coal; fuel cost recoveries and related cash at Tampa Electric; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2010.

Summary Information as of Mar. 31, 2011

	3 months ended		12 months ended
(millions except per share amounts)	2011	2010	2011	2010
Revenues	$796.1	$912.3	$3,371.7	$3,398.9

Net income attributable to TECO Energy	$51.7	$55.8	$234.9	$235.0

Earnings per share attributable to TECO Energy – basic	$0.24	$0.26	$1.10	$1.10

Earnings per share attributable to TECO Energy – diluted	$0.24	$0.26	$1.09	$1.10
Average common shares outstanding – basic	213.0	212.2	212.8	211.9
Average common shares outstanding – diluted	215.0	213.9	214.6	213.4

Contact:	News Media: Rick Morera – (813) 228-4945
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

MARCH 2011

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission. The attached financial statements include the results of operations, financial position and cash flows for two power generation projects in Guatemala, previously reflected as unconsolidated affiliates, that were reconsolidated effective January 1, 2010 in accordance with new accounting guidance.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions except share data)	2011	2010	2011	2010

Revenues
Regulated electric and gas	$587.1	$706.5	$2,553.2	$2,701.8
Unregulated	209.0	205.8	818.5	697.1

Total revenues	796.1	912.3	3,371.7	3,398.9

Expenses
Regulated operations
Fuel	144.9	164.0	729.8	845.2
Purchased power	27.2	57.2	149.5	192.7
Cost of natural gas sold	82.0	116.0	250.4	270.4
Other	78.3	87.9	360.5	329.5
Operation other expense
Mining related costs	124.0	117.6	489.0	457.9
Guatemalan power generation	20.1	15.2	70.1	24.5
Other	1.4	1.6	6.3	5.3
Maintenance	48.8	44.7	188.9	180.0
Depreciation and amortization	79.8	77.0	315.7	295.1
Restructuring charges	0.0	1.5	0.0	27.1
Recoveries from previously impaired assets	0.0	0.0	(2.9)	0.0
Taxes, other than income	58.7	60.7	225.4	224.7

Total expenses	665.2	743.4	2,782.7	2,852.4

Income from operations	130.9	168.9	589.0	546.5

Other income (expense)
Allowance for other funds used during construction	0.3	1.0	1.1	7.0
Other income	1.5	3.4	55.4	12.7
Loss on debt extinguishment	0.0	(26.4)	(29.1)	(26.4)
Income from equity investments	0.0	2.7	7.6	40.6

Total other income	1.8	(19.3)	35.0	33.9

Interest charges
Interest expense	52.8	59.9	225.2	233.9
Allowance for borrowed funds used during construction	(0.2)	(0.6)	(0.7)	(3.8)

Total interest charges	52.6	59.3	224.5	230.1

Income before provision for income taxes	80.1	90.3	399.5	350.3
Provision for income taxes	28.4	34.3	164.2	115.1

Net income	51.7	56.0	235.3	235.2
Less: Net income attributable to noncontrolling interest	0.0	(0.2)	(0.4)	(0.2)

Net income attributable to TECO Energy	$51.7	$55.8	$234.9	$235.0

Average common shares outstanding — basic (millions)	213.0	212.2	212.8	211.9
Average common shares outstanding — diluted (millions)	215.0	213.9	214.6	213.4

Earnings per average common share outstanding:
Earnings per share attributable to TECO Energy — basic	0.24	0.26	1.10	1.10
Earnings per share attributable to TECO Energy — diluted	0.24	0.26	1.09	1.10

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	March 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$89.5	$67.5
Short-term investments	0.0	14.8
Receivables	297.3	333.4
Inventories at average cost
Fuel	163.1	169.5
Materials and supplies	80.4	78.1
Current derivative assets	6.1	2.7
Income tax receivables	0.1	0.4
Prepayments and other current assets	26.6	28.5
Current regulatory assets	45.2	62.7

Total current assets	708.3	757.6

Property, plant and equipment
Utility plant in service
Electric	6,549.2	6,558.9
Gas	1,130.6	1,115.0
Construction work in progress	235.6	212.4
Other property	404.6	398.5

Property plant and equipment at original cost	8,320.0	8,284.8
Accumulated depreciation	(2,477.6)	(2,443.8)

Total property, plant and equipment, net	5,842.4	5,841.0

Other assets
Deferred income taxes	23.4	57.3
Long-term regulatory assets	335.0	341.9
Goodwill	55.4	55.4
Long-term derivative assets	1.6	0.2
Deferred charges and other assets	137.7	141.2

Total other assets	553.1	596.0

Total assets	$7,103.8	$7,194.6

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$67.1	$67.1
Non-recourse	11.2	11.2
Notes payable	0.0	12.0
Accounts payable	225.3	281.5
Other current liabilities	18.2	18.2
Customer deposits	157.6	156.5
Current derivative liabilities	15.0	27.2
Interest accrued	64.3	42.4
Taxes accrued	35.6	26.2
Current regulatory liabilities	130.6	110.0

Total current liabilities	724.9	752.3

Other liabilities
Investment tax credits	10.3	10.4
Long-term regulatory liabilities	632.0	630.8
Long-term derivative liabilities	0.2	2.6
Deferred credits and other liabilities	481.3	479.8
Long-term debt, less amount due within one year
Recourse	3,039.6	3,114.6
Non-recourse	30.7	33.5

Total other liabilities	4,194.1	4,271.7

Total Liabilities	4,919.0	5,024.0
Capital
Common equity	215.0	214.9
Additional paid in capital	1,545.8	1,542.0
Retained earnings	437.6	430.0
Accumulated other comprehensive loss	(14.5)	(17.2)

TECO Energy stockholders’ equity	2,183.9	2,169.7
Noncontrolling interest	0.9	0.9

Total capital	2,184.8	2,170.6

Total liabilities and capital	$7,103.8	$7,194.6

Book Value Per Share	$10.16	$10.10

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended March 31,		Twelve Months Ended March 31,
(millions)	2011	2010	2011	2010

Cash flows from operating activities
Net income	$51.7	$56.0	$235.3	$235.2

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	79.8	77.0	315.7	295.1
Deferred income taxes	27.2	36.3	153.7	116.7
Investment tax credits, net	(0.1)	(0.1)	(0.4)	(0.4)
Allowance for other funds used during construction	(0.3)	(1.0)	(1.1)	(7.0)
Non-cash stock compensation	2.0	1.7	7.7	10.2
Gain on sales of business / assets, pretax	(0.1)	(0.4)	(39.3)	2.3
Noncash debt extinguishment, pretax	0.0	0.9	1.3	0.9
Equity in earnings of unconsolidated affiliates, net of cash distributions on earnings	0.0	(2.7)	9.7	0.0
Deferred recovery clause	26.9	7.9	74.1	77.6
Receivables, less allowance for uncollectibles	36.1	(58.4)	50.6	(40.9)
Inventories	4.1	(22.4)	(15.0)	(21.6)
Prepayments and other current assets	1.9	2.6	(2.1)	(2.5)
Taxes accrued	9.7	19.7	(5.1)	6.9
Interest accrued	21.9	26.5	(10.6)	(7.0)
Accounts payable	(51.1)	6.7	(6.8)	(8.6)
Other	20.2	(8.9)	(14.9)	30.4

	229.9	141.4	752.8	687.3

Cash flows from investing activities
Capital expenditures	(92.9)	(142.9)	(439.8)	(591.6)
Allowance for other funds used during construction	0.3	1.0	1.1	7.0
Net proceeds from sale of business / assets	2.6	0.4	185.5	2.9
Net cash increase from consolidation	0.0	24.1	0.0	24.1
Restricted cash	0.0	0.0	0.0	0.4
Contributions to unconsolidated affiliates	0.0	(0.6)	(1.1)	(0.8)
Other investments	14.4	0.8	(0.4)	14.6

	(75.6)	(117.2)	(254.7)	(543.4)

Cash flows from financing activities
Dividends	(44.1)	(42.7)	(176.1)	(171.0)
Proceeds from sale of common stock	1.8	1.1	8.6	5.2
Proceeds from long-term debt	0.0	543.5	117.7	645.5
Repayment of long-term debt / Purchase in lieu of redemption	(78.0)	(302.4)	(572.8)	(307.9)
Dividend to noncontrolling interest	0.0	(0.7)	0.0	(0.6)
Net decrease in short-term debt	(12.0)	(37.0)	(18.0)	(118.0)

	(132.3)	161.8	(640.6)	53.2

Net increase (decrease) in cash and cash equivalents	22.0	186.0	(142.5)	197.1
Cash and cash equivalents at beginning of period	67.5	46.0	232.0	34.9

Cash and cash equivalents at end of period	$89.5	$232.0	$89.5	$232.0

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas	TECO Coal	TECO Guatemala	Other & Eliminations	TECO Energy
Three months ended March 31,
2011	Revenues - outsiders	$432.9	$154.2	$173.7	$33.6	$1.7	$796.1
	Sales to affiliates	0.3	1.9	—	—	(2.2)	—

	Total revenues	433.2	156.1	173.7	33.6	(0.5)	796.1
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	—	—
	Depreciation	54.9	11.8	10.9	1.8	0.4	79.8
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	30.9	4.5	1.7	1.9	13.6	52.6
	Allocated interest expense (income) included above (2)	—	—	1.6	1.5	(3.1)	—
	Provision (Benefit) for income taxes	20.0	9.3	1.6	2.8	(5.3)	28.4
	Net income (loss) attributable to TECO Energy (1)	$31.6	$14.7	$8.2	$6.3	$(9.1)	$51.7

2010	Revenues - outsiders	$524.8	$181.7	$172.0	$33.8	$—	$912.3
	Sales to affiliates	0.3	11.2	—	—	(11.5)	—

	Total revenues	525.1	192.9	172.0	33.8	(11.5)	912.3
	Equity Earnings in Unconsolidated Affiliates	—	—	—	3.2	(0.5)	2.7
	Depreciation	53.0	11.4	10.8	1.8	—	77.0
	Restructuring charges	—	—	—	—	1.5	1.5
	Total interest charges (2)	30.3	4.6	1.8	4.6	18.0	59.3
	Allocated interest expense (income) included above (2)	—	—	1.8	3.3	(5.1)	—
	Provision (Benefit) for income taxes	27.8	11.2	2.4	4.0	(11.1)	34.3
	Net income (loss) attributable to TECO Energy (1)	$48.1	$17.9	$16.8	$10.4	$(37.4)	$55.8

Twelve months ended March 31,
2011	Revenues - outsiders	$2,070.0	$483.2	$691.7	$124.2	$2.6	$3,371.7
	Sales to affiliates	1.3	9.8	—	—	(11.1)	—

	Total revenues	2,071.3	493.0	691.7	124.2	(8.5)	3,371.7
	Equity Earnings in Unconsolidated Affiliates	—	—	—	10.0	(2.4)	7.6
	Depreciation	217.8	46.5	43.7	7.3	0.4	315.7
	Restructuring charges	—	—	—	—	—	—
	Total interest charges (2)	123.3	18.2	6.6	13.0	63.4	224.5
	Allocated interest expense (income) included above (2)	—	—	6.4	9.4	(15.8)	—
	Provision (Benefit) for income taxes	114.7	19.3	11.0	45.0	(25.8)	164.2
	Net income (loss) attributable to TECO Energy (1)	$192.3	$30.9	$44.4	$37.6	$(70.3)	$234.9

2010	Revenues - outsiders	$2,210.9	$490.9	$657.0	$39.9	$0.2	$3,398.9
	Sales to affiliates	1.3	19.8	—	—	(21.1)	—

	Total revenues	2,212.2	510.7	657.0	39.9	(20.9)	3,398.9
	Equity Earnings in Unconsolidated Affiliates	—	—	—	41.7	(1.1)	40.6
	Depreciation	205.3	44.8	42.3	2.4	0.3	295.1
	Restructuring charges	18.4	4.7	—	—	4.0	27.1
	Total interest charges (2)	118.4	18.5	7.4	14.3	71.5	230.1
	Allocated interest expense (income) included above (2)	—	—	6.7	12.8	(19.5)	—
	Provision (Benefit) for income taxes	116.7	17.4	8.8	5.2	(33.0)	115.1
	Net income (loss) attributable to TECO Energy (1)	$190.0	$38.6	$46.1	$35.8	$(75.5)	$235.0

(1)	Results are based on GAAP net income. For a complete reconciliation between GAAP and non-GAAP items, see Results Reconciliation in Earnings Release.
(2)	Segment net income is reported on a basis that includes internally allocated financing costs. Internally allocated costs were at pretax rates of 7.15% for April 2009 through June 2010, 6.50% for July 2010 through December 2010, and 6.25% for January 2011 through March 2011.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended March 31,	2011	2010	Percent Change	2011	2010	Percent Change

Residential	$225,283	$267,141	(15.7)	1,973,860	2,229,950	(11.5)
Commercial	138,775	147,096	(5.7)	1,391,184	1,385,160	0.4
Industrial — Phosphate	15,553	21,522	(27.7)	184,329	243,708	(24.4)
Industrial — Other	23,289	23,982	(2.9)	251,368	242,724	3.6
Other sales of electricity	43,063	46,284	(7.0)	420,233	430,865	(2.5)

	445,963	506,025	(11.9)	4,220,974	4,532,407	(6.9)

Deferred and other revenues	(33,830)	(3,379)	901.2	—	—	—
Sales for resale	6,273	9,890	(36.6)	104,983	94,129	11.5
Other operating revenue	14,798	12,396	19.4	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$433,241	$525,138	(17.5)	4,325,957	4,626,536	(6.5)

Average customers	674,152	669,930	0.6	—	—	—

Retail Net Energy For Load				4,115,275	4,636,144	(11.2)

Total Degree Days				579	791	(26.8)

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended March 31,	2011	2010	Percent Change	2011	2010	Percent Change

Residential	$1,047,190	$1,098,592	(4.7)	8,928,639	9,008,723	(0.9)
Commercial	633,715	669,898	(5.4)	6,227,514	6,259,601	(0.5)
Industrial — Phosphate	77,405	81,741	(5.3)	892,868	903,143	(1.1)
Industrial — Other	101,953	105,682	(3.5)	1,066,647	1,059,036	0.7
Other sales of electricity	186,614	200,555	(7.0)	1,786,361	1,855,615	(3.7)

	2,046,877	2,156,468	(5.1)	18,902,029	19,086,118	(1.0)

Deferred and other revenues	(64,919)	(34,778)	86.7	—	—	—
Provision for Revenue Stipulation	(3,008)	—	—	—	—	—
Sales for resale	38,076	40,191	(5.3)	526,373	388,929	35.3
Other operating revenue	54,228	50,062	8.3	—	—	—
SO2 Allowance Sales	48	93	(48.4)	—	—	—
NOx Allowance Sales	37	206	(82.0)	—	—	—

	$2,071,339	$2,212,242	(6.4)	19,428,402	19,475,047	(0.2)

Average customers	672,047	667,404	0.7	—	—	—

Retail Net Energy For Load				19,840,850	20,024,200	(0.9)

Total Degree Days				4,551	4,524	0.6

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended March 31,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$56,037	$71,436	(21.6)	36,669	46,282	(20.8)
Commercial	44,983	50,063	(10.1)	122,374	125,286	(2.3)
Industrial	2,467	2,662	(7.3)	55,700	54,640	1.9
Off System Sales	33,739	51,321	(34.3)	72,700	82,477	(11.9)
Power generation	2,440	2,302	6.0	116,289	128,894	(9.8)
Other revenues	13,637	12,715	7.3	—	—	—

	$153,303	$190,499	(19.5)	403,732	437,579	(7.7)

By Sales Type:
System supply	$110,810	$148,929	(25.6)	124,642	146,124	(14.7)
Transportation	28,856	28,855	0.0	279,090	291,455	(4.2)
Other revenues	13,637	12,715	7.3	—	—	—

	$153,303	$190,499	(19.5)	403,732	437,579	(7.7)

Average customers	338,879	336,350	0.8	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended March 31,	2011	2010	Percent Change	2011	2010	Percent Change

By Customer Segment:
Residential	$144,131	$155,402	(7.3)	80,902	86,694	(6.7)
Commercial	138,695	145,025	(4.4)	405,026	396,852	2.1
Industrial	8,729	8,173	6.8	198,556	187,552	5.9
Off System Sales	144,736	142,981	1.2	299,895	300,403	(0.2)
Power generation	9,828	9,595	2.4	569,550	559,150	1.9
Other revenues	38,126	40,364	(5.5)	—	—	—

	$484,245	$501,540	(3.4)	1,553,929	1,530,651	1.5

By Sales Type:
System supply	$347,665	$367,569	(5.4)	429,542	441,884	(2.8)
Transportation	98,454	93,607	5.2	1,124,387	1,088,767	3.3
Other revenues	38,126	40,364	(5.5)	—	—	—

	$484,245	$501,540	(3.4)	1,553,929	1,530,651	1.5

Average customers	336,653	334,638	0.6	—	—	—

*	in thousands